Exhibit 99.1

Balchem Corporation Reports Fourth Quarter Sales of $159.3 Million with Record Net Earnings of $42.0 Million, Record Adjusted Net Earnings of $21.9 Million and Record Adjusted EBITDA of $40.0 Million

New Hampton, NY, February 27, 2018 – Balchem Corporation (NASDAQ: BCPC) today reported for the fourth quarter 2017 record quarterly net earnings of $42.0 million, compared to net earnings of $15.9 million for the fourth quarter 2016. Record adjusted net earnings(a) were $21.9 million, compared to $21.4 million in the prior year quarter. Record Adjusted EBITDA(a) was $40.0 million, compared to $37.7 million in the prior year quarter.

Fourth Quarter 2017 Financial Highlights:

•	Fourth quarter net sales of $159.3 million in 2017, an increase of 13.2%, compared to the fourth quarter of 2016.
•
Year over year sales growth in each of our four Segments, with record sales for our Human Nutrition & Health segment and record fourth quarter sales for our Specialty Products segment, resulting in earnings from operations growth in three of the four segments.

•
Record fourth quarter net earnings were $42.0 million, an increase of $26.1 million, or 163.6% from the prior year, resulting in earnings per share of $1.30, with the earnings favorably impacted by a one-time $24.9 million tax benefit, primarily due to the revaluation of deferred tax assets and liabilities associated with the Tax Cuts and Jobs Act. Fourth quarter adjusted net earnings of $21.9 million increased $0.5 million or 2.4% from the prior year, resulting in adjusted earnings per share(a) of $0.68.

•	Fourth quarter adjusted EBITDA of $40.0 million increased $2.3 million or 6.1% from the prior year.
•
Fourth quarter cash flows from operations were $31.2 million for 2017 compared to $27.8 million for 2016. Scheduled and accelerated principal payments made of $16.8 million on long-term debt, with our revolver continuing to be fully available to provide flexibility for both organic and acquisitive growth.

Full Year 2017 Financial Highlights:

•	Record full year sales of $594.8 million, an increase of 7.5% over the prior year.
•	Record net earnings of $90.1 million, resulting in record earnings per share of $2.79, along with record adjusted net earnings of $81.7 million and record adjusted earnings per share(a) of $2.53.
•	Adjusted EBITDA of $147.8 million compared with $149.3 million from the prior year.
•	Record full year 2017 cash flows from operations were $110.6 million compared to $107.6 million in 2016.

Recent Highlights:

•
Paid a $13.4 million dividend on common stock of $0.42 per share, which was nearly an 11% per share increase over the prior year cash dividend. This dividend represented the ninth consecutive increase in the annual dividend.

•
The National Institutes of Health granted $2.6M to the University of North Carolina Nutrition Research Institute for Dr. Steven Zeisel to develop a test to determine the level of choline present in humans. This grant followed a successful pilot study performed by Dr. Zeisel, which was funded by Balchem.

Balchem Corporation (NASDAQ:BCPC)
•	The American Academy of Pediatrics has identified choline as one of the most essential brain building nutrients for infants and young children in their first 1,000 days of life.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are very proud to report these fourth quarter results as well as another full year of sales and earnings growth. Our results in the fourth quarter reflected strong sales growth, all-time record net earnings, and continued solid cash generation.”

Mr. Harris added, “While we faced certain headwinds in 2017, we are pleased with the strategic progress we have made as a company, including the two acquisitions we made, the earnings growth we delivered in three of our four business segments, and the record cash flows from operations we generated.”

Results for Period Ended December 31, 2017 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2017	2016
	Unaudited
Net sales	$159,264	$140,760
Gross margin	51,638	46,932
Operating expenses	24,972	22,341
Earnings from operations	26,666	24,591
Other expense	2,144	1,792
Earnings before income tax expense	24,522	22,799
Income tax expense	(17,453)	6,875
Net earnings	$41,975	$15,924

Diluted net earnings per common share	$1.30	$0.50

Adjusted EBITDA(a)	$39,992	$37,684
Adjusted net earnings(a)	$21,889	$21,382
Adjusted net earnings per common share(a)	$0.68	$0.67

Shares used in the calculations of diluted and adjusted net earnings per common share	32,305	32,074

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Balchem Corporation (NASDAQ:BCPC)
For the Year Ended December 31,

	2017	2016
	Unaudited
Net sales	$594,790	$553,204
Gross margin	189,009	180,861
Operating expenses	91,754	90,023
Earnings from operations	97,255	90,838
Other expense	8,767	7,904
Earnings before income tax expense	88,488	82,934
Income tax expense	(1,583)	26,962
Net earnings	$90,071	$55,972

Diluted net earnings per common share	$2.79	$1.75

Adjusted EBITDA(a)	$147,833	$149,263
Adjusted net earnings(a)	$81,689	$80,363
Adjusted net earnings per common share(a)	$2.53	$2.52

Shares used in the calculation of diluted and adjusted net earnings per common share	32,230	31,923

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the Fourth Quarter of 2017:

The Human Nutrition & Health segment generated record sales of $83.3 million, an increase of $7.4 million or 9.8% compared to the prior year quarter. The increase was primarily driven by added sales from the IFP acquisition, strong choline nutrients and chelated minerals volumes, and higher powder systems’ product sales into food and beverage markets, partially offset by lower flavor systems’ sales. Fourth quarter earnings from operations for this segment of $12.1 million increased $1.8 million, or 17.2%, from $10.3 million in the prior year, with the benefits of the aforementioned sales growth and a favorable mix contributing to improved margins and profitability. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $5.8 million and $6.1 million, respectively, adjusted earnings from operations(a) for this segment were $17.9 million, compared to $16.4 million in the prior year quarter.

The Animal Nutrition & Health segment sales of $44.6 million increased 4.7%, or $2.0 million. The increased sales were primarily due to higher monogastric species sales, partially offset by lower ruminant species sales. Earnings from operations for the Animal Nutrition & Health segment were slightly higher at $8.1 million as compared to the prior year comparable quarter, as the aforementioned higher sales were offset by mix. On a sequential basis, results for the Animal Nutrition & Health segment improved significantly, with sales up $6.5 million, or 17.2%, and earnings from operations up $2.9 million, or 56.7%, on higher sales and improved margins for both ruminant and monogastric species.

The Specialty Products segment generated record fourth quarter sales of $16.5 million, a $0.3 million or 2.1% increase from the comparable prior year quarter, driven by higher ethylene oxide sales for medical device sterilization. Quarterly earnings from operations for this segment were $4.8 million, versus $5.3 million in the prior year comparable quarter, a decrease of $0.5 million or 9.3%, primarily due to mix and higher raw

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Balchem Corporation (NASDAQ:BCPC)
material costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $0.8 million, adjusted earnings from operations for this segment were $5.6 million, compared to $6.1 million in the prior year quarter.

The Industrial Products segment sales of $14.9 million increased $8.7 million or 141.8% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $2.0 million, an increase of $1.1 million, or 116.8%, compared with the prior year comparable quarter, and were primarily a reflection of the aforementioned higher sales, partially offset by certain higher raw material costs.

Consolidated gross margin for the quarter ended December 31, 2017 of $51.6 million increased by $4.7 million or 10.0%, compared to $46.9 million for the prior year comparable period. Gross margin as a percentage of sales decreased to 32.4% as compared to 33.3% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended December 31, 2017 increased 10.1% to $52.4 million, as compared to $47.6 million for the prior year comparable period. For the three months ended December 31, 2017, adjusted gross margin as a percentage of sales was 32.9% compared to 33.8% in the prior year comparative period. The decrease was primarily due to mix and higher raw material costs. Operating expenses of $25.0 million for the fourth quarter were up $2.6 million from the prior year comparable quarter, principally due to the addition of IFP’s operating expenses, increased spending in research and development, and certain compensation related expenses. Excluding non-cash operating expense associated with amortization of intangible assets of $5.9 million, operating expenses were $18.8 million, or 11.8% of sales.

Interest expense was $1.8 million in the fourth quarter of 2017. Our effective tax rates for the three months ended December 31, 2017 and 2016 were (71.2%) and 30.2%, respectively. The company’s effective tax rate for the three months ended December 31, 2017 is lower primarily due to the impact of the Tax Cuts and Jobs Act (the “Tax Reform Act”) and the excess tax benefits from stock-based compensation, due to the adoption of ASU 2016-09, being recognized as a decrease to the provision for income taxes (see Table 3). The Tax Reform Act reduces the federal corporate tax rate from a maximum of 35% to a flat 21% rate, modifies policies, credits, and deductions and has international tax consequences. The rate reduction is effective January 1, 2018. As a result, Balchem was required to revalue its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the Tax Reform Act. During the fourth quarter 2017, Balchem recorded an income tax benefit of $24.9 million related to the Tax Reform Act. The fourth quarter 2017 income tax benefit may require further adjustments in 2018 due to anticipated additional guidance from the U.S. Department of the Treasury, changes in Balchem’s assumptions, completion of 2017 tax returns, and further information and interpretations that become available.

For the quarter ended December 31, 2017, cash flows provided by operating activities were $31.2 million, and free cash flow was $21.3 million. The $90.9 million of net working capital on December 31, 2017 included a cash balance of $40.4 million, which reflects scheduled and accelerated principal payments on long-term debt of $16.8 million, and capital expenditures of $9.9 million in the fourth quarter of 2017. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Our strong fourth quarter results once again highlight the strength and resilience of our business model. We are pleased with the quarterly sales growth in all four of our segments, the record net earnings achieved, and continued solid cash flows.”

Mr. Harris went on to add, “As we focus now on 2018, we will continue to drive strategic growth initiatives, particularly in Human Nutrition & Health and Animal Nutrition & Health, through both organic investments in new manufacturing capabilities and new product development, as well as by pursuing strategic acquisitions. In addition, the IFP integration is progressing nicely, with significant synergies realized, and is on

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Balchem Corporation (NASDAQ:BCPC)
track to meet our expectations.  The further improvement in our balance sheet over the course of the quarter and full availability of our revolver provide financial strength as we continue to progress our aforementioned strategic growth initiatives.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, February 27, 2018, at 11:00 AM Eastern Time (ET) to review fourth quarter 2017 results. Ted Harris, Chairman of the Board, CEO and President, Terry Coelho, CFO, and Bill Backus, CAO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, March 13, 2018. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13676648.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Human Nutrition & Health	$83,273	$75,853	$315,796	$297,134
Animal Nutrition & Health	44,552	42,540	157,688	161,119
Specialty Products	16,542	16,207	73,355	70,126
Industrial Products	14,897	6,160	47,951	24,825
Total	$159,264	$140,760	$594,790	$553,204

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Balchem Corporation (NASDAQ:BCPC)
Business Segment Earnings Before Income Taxes:
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Human Nutrition & Health	$12,068	$10,300	$44,010	$38,156
Animal Nutrition & Health	8,073	8,063	22,292	28,686
Specialty Products	4,824	5,321	24,949	22,862
Industrial Products	2,016	930	6,413	1,949
Transaction costs, integration costs and legal settlement	(315)	(23)	(2,496)	(815)
Indemnification settlement	-	-	2,087	-
Interest and other expense	(2,144)	(1,792)	(8,767)	(7,904)
Total	$24,522	$22,799	$88,488	$82,934

	December 31,	December 31,
Selected Balance Sheet Items	2017	2016
Cash and Cash Equivalents	$40,416	$38,643
Accounts Receivable, net	91,226	83,252
Inventories	60,696	57,245
Other Current Assets	6,998	9,302
Total Current Assets	199,336	188,442

Property, Plant & Equipment, net	189,793	165,754
Goodwill	441,361	439,811
Intangible Assets With Finite Lives, net	128,073	147,484
Other Assets	5,073	7,135
Total Assets	$963,636	$948,626

Current Liabilities	$73,396	$66,008
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	183,964	226,490
Revolving Loan – Long-Term	-	19,000
Deferred Income Taxes	48,548	74,199
Long-Term Obligations	5,847	6,896
Total Liabilities	346,755	427,593

Stockholders' Equity	616,881	521,033

Total Liabilities and Stockholders' Equity	$963,636	$948,626

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2017	2016

Cash flows from operating activities:
Net earnings	$90,071	$55,972
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44,379	46,202
Stock compensation expense	6,264	7,024
Other adjustments	(28,114)	(6,319)
Changes in assets and liabilities	(1,982)	4,733
Net cash provided by operating activities	110,618	107,612

Cash flow from investing activities:
Cash paid for acquisition, net of cash acquired	(17,393)	(110,601)
Capital expenditures and intangible assets acquired	(28,095)	(23,993)
Insurance proceeds	2,792	1,000
Net cash used in investing activities	(42,696)	(133,594)

Cash flows from financing activities:
Proceeds from long-term and revolving debt	25,000	72,500
Principal payments on long-term and revolving debt	(89,384)	(89,384)
Proceeds from stock options exercised	9,732	7,192
Excess tax benefits from stock compensation	-	2,546
Dividends paid	(12,069)	(10,720)
Other	(1,905)	(1,588)
Net cash used in financing activities	(68,626)	(19,454)

Effect of exchange rate changes on cash	2,477	(716)

Increase/(Decrease) in cash and cash equivalents	1,773	(46,152)

Cash and cash equivalents, beginning of period	38,643	84,795
Cash and cash equivalents, end of period	$40,416	$38,643

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Table 1

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Reconciliation of adjusted gross margin

GAAP gross margin	$51,638	$46,932	$189,009	$180,861
Inventory valuation adjustment (1)	-	-	-	5,363
Amortization of intangible assets (2)	715	639	2,737	2,409
Adjusted gross margin	$52,353	$47,571	$191,746	$188,633

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	26,666	24,591	97,255	90,838
Inventory valuation adjustment (1)	-	-	-	5,363
Amortization of intangible assets (2)	6,639	7,546	26,784	29,773
Transaction costs, integration costs and legal settlement (3)	315	23	2,496	815
Indemnification settlement (4)	-	-	(2,087)	-
Adjusted earnings from operations	33,620	32,160	124,448	126,789

Reconciliation of adjusted net earnings

GAAP net earnings	41,975	15,924	90,071	55,972
Inventory valuation adjustment (1)	-	-	-	5,363
Amortization of intangible assets (2)	6,753	7,673	27,258	30,299
Transaction costs, integration costs and legal settlement (3)	315	23	2,496	815
Indemnification settlement (4)	-	-	(2,087)	-
Income tax adjustment (5)	(27,154)	(2,238)	(36,049)	(12,086)
Adjusted net earnings	$21,889	$21,382	$81,689	$80,363

Adjusted net earnings per common share – diluted	$0.68	$0.67	$2.53	$2.52

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP

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Balchem Corporation (NASDAQ:BCPC)
adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and the impact of the Tax Cuts and Jobs Act (the “Tax Reform Act”), enacted on December 22, 2017 by the U.S. government, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended December 31, 2017 and 2016, respectively, is calculated as the difference between the December 31, 2017 and 2016 year-to-date income tax adjustment, respectively, and the September 30, 2017 and 2016 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2017 and 2016.

Table 2

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income - as reported	$41,975	$15,924	$90,071	$55,972
Add back:
Provision for income taxes	(17,453)	6,875	(1,583)	26,962
Other expense	2,144	1,792	8,767	7,904
Depreciation and amortization	11,095	11,691	43,905	45,676
EBITDA	37,761	36,282	141,160	136,514
Add back certain items:
Non-cash compensation expense related to equity awards	1,916	1,379	6,264	6,571
Transaction costs, integration costs and legal settlement	315	23	2,496	815
Indemnification settlement	-	-	(2,087)	-
Inventory fair value	-	-	-	5,363
Adjusted EBITDA	$39,992	$37,684	$147,833	$149,263

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the twelve months ended December 31, 2017 and 2016.

Table 3

	Twelve Months Ended December 31,
	2017	Effective Tax Rate	2016	Effective Tax Rate
GAAP Income Tax Expense	$(1,583)	(1.8%)	$26,962	32.5%
Impact of ASU 2016-09 adoption(6)	2,589
Impact of the Tax Reform Act	24,945		-
Adjusted Income Tax Expense	$25,951	29.3%	$26,962	32.5%

(6)In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and twelve months ended December 31, 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2017 and 2016.

Table 4

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$31,164	$27,795	$110,618	$107,612
Capital expenditures	(9,850)	(4,233)	(27,526)	(23,034)
Free cash flow	$21,314	$23,562	$83,092	$84,578

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